Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES DRILLING ACTIVITIES

Recent Drilling Yields Continued Success in Oklahoma and Kansas

DENVER, COLORADO, August 6, 2007 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated results of fiscal 2007 drilling activities.

James T. Huffman, President, stated, “We are pleased with the progress on our three drilling projects.  Since our last report, we have drilled seven wells of which four have been completed as producers.  Two of the producers are expected to make excellent wells and two are average wells for the area.  Twelve new wells are scheduled to be drilled in the next 90 days, including high potential wells on our Humphreys, Buffalo Creek and West Mestena Prospects.”

“We are placing more emphasis on drilling for oil reserves due to excellent product prices,” Huffman said.  “Our Central Kansas drilling project is oriented 100% to oil, and our Buffalo Creek Prospect and South East Hewitt Waterflood continue to be very successful in developing oil reserves.  We are also placing increased emphasis on wildcat and high potential drilling that can significantly impact our production and reserve growth.”

Oklahoma and Texas Panhandle—CREDO drills primarily on its Northern Anadarko Basin acreage inventory totaling over 75,000 gross acres.  Wells generally target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet.  Three new wells have recently been completed as producers.  Two of the wells, Lauer #2-21 and Chappell #1-14, appear to be excellent wells.  Seven new wells are currently scheduled to be drilled during the next 90 days.

In Canadian County, Oklahoma, the 11,500-foot Chappell #1-14 well is the fourth well drilled on the 640 gross acre Loosen Prospect.  The well encountered pay zones in five separate formations.  Electric logs and drilling data indicate that the well contains 119 feet of productive interval, including the Redfork and Skinner sands and the Oswego limestone.  The Chappell well is a north offset to the recently drilled Hazel well which was completed producing 2.0 MMcf (million cubic feet of gas) and 72 barrels of oil per day.  Drilling data and electric logs indicate that the Chappell well contains more pay zones and more total productive interval than the Hazel well.  The well is currently awaiting completion for pipeline sales.  CREDO owns a 16.5% working interest.  Additional drilling is expected to further develop this multiple pay prospect.

In Harper County, Oklahoma, a 3-D seismic survey was recently completed over the company’s 3,840 gross acre Buffalo Creek Prospect.  Six producing wells have previously been completed on the prospect.  Initially, four to six new locations have been identified, based on the seismic survey.  One location has been drilled and two are currently being readied for drilling.  Additional locations are expected to be identified as drilling progresses.

The first well drilled based on the new 3-D survey encountered 13 feet of productive sand in the Oswego formation with porosity averaging 22%.  The 6,500-foot Lauer #2-21 flowed oil from a natural completion and a pumping unit is currently being installed.  On pump, the well is expected to initially produce at rates in excess of 100 barrels of oil and 50 Mcfg (thousand cubic feet of gas) per day.  An offset well is scheduled to be drilled this Fall.  CREDO owns a 30% working interest and is the operator.

Elsewhere on the Buffalo Creek Prospect, two wells are being readied for drilling based on the 3-D seismic survey.  Both wells target the Oswego, Morrow and Chester formations.  CREDO will own a 31% working interest in one of the wells and a 45% working interest in the other well.

In Ellis County, Oklahoma, the fifth producing well has been drilled on the 1,280 gross acre Gage Prospect.  The 9,500-foot Gottshall #1-32 well encountered 31 feet of productive Morrow sands, and has been completed flowing about 800 Mcfd.  CREDO owns a 31% working interest in the well.

In Carter County, Oklahoma, the Southeast Hewitt Waterflood Unit has produced over 550,000 incremental barrels of oil and has significantly outperformed initial expectations.  As a result of development drilling, production from the unit has recently increased about 40% to 265 barrels of oil per day.  Another development well is scheduled within the next few weeks.  CREDO owns a 17% working interest.

As previously reported, the Humphreys #1D was the first well drilled on the Humphreys Prospect in the Texas Panhandle.  The wildcat well encountered excellent quality Morrow sands at 11,200 feet, and initially tested at rates of about 3.0 MMcfd.  However, a rapid decline in production indicates that the reservoir is limited in size at the well location.  The company has recently acquired additional acreage to expand the prospect from 2,500 to 3,780 gross acres.  Based on a preliminary interpretation of 3-D seismic, additional drilling locations have been identified.  CREDO owns a 25% working interest.

The third well drilled on the company’s 1,280 gross acre Saddle Prospect located in Harper County, Oklahoma was a dry hole.  The 6,900-foot well encountered thin and tight sands in the Morrow formation.  Also in Harper County, the wildcat well on the 1,920 gross acre Randall Prospect encountered thin and tight Morrow sands and was a dry hole.

South Texas—As previously reported, the first two South Texas prospects have been drilled and both wells are producers.  Drilling is expected to commence shortly on a third prospect, and five prospects are currently being marketed to drilling participants.

In Jim Hogg County, a wildcat well is scheduled to commence shortly to test the company’s 1,160 gross acre West Mestena Prospect.  The 10,500-foot well targets Queen City sands which produce prolifically in nearby fields.  To reduce its risk, the company sold a portion of its interest to a drilling participant for cash consideration and a “carried interest” in the first well.  The company will own a 9.375% working interest in the wildcat well and in all future drilling on the prospect.  If the wildcat well is successful, there are up to eight additional drilling locations.

Five South Texas prospects are currently being marketed to drilling participants.  Two of the prospects are located in Hidalgo County and target Upper Frio sands between 8,000 and 12,500 feet.  In Jim Hogg County, three wildcat prospects will test Wilcox sands at 15,000 to 17,000 feet.  The company will sell a portion of its interest in these prospects for cash consideration and a “carried interest” on the initial test well to be drilled on each prospect.  The company will preserve its option to participate in all wells for a portion of its interest which is expected to range from 9% to 18%.

Huffman further stated, “The South Texas drilling program is a high risk but very high potential project.  Successful drilling can be expected to substantially increase CREDO’s production and reserves.  The deep Wilcox prospects, in particular, are located in an area where fields have made several hundred billion cubic feet of gas.  Even a small interest in a good Wilcox discovery could have a profound impact on our growth.”

North-Central Kansas—CREDO has assembled three separate oil drilling projects located along the Central Kansas Uplift in Kansas.  The three projects encompass about 30,000 gross acres in which the company owns interests ranging from 12.5% to 90%.  The acreage is located in prolific oil producing areas where 3-D seismic has recently proven to be an effective exploration tool.  Drilling targets the Lansing-Kansas City and Arbuckle formations at 3,500 to 4,000 feet.  Well costs are moderate at about $300,000.  Four wells are scheduled to be drilled during the next 90 days.

Two wells have recently been drilled on the company’s 4,000 gross acre Lucerne Prospect.  The Slipke #1-23 is a step-out from the recently drilled Ficken #1 well, which is an excellent oil well having produced 25,000 barrels in nine months.  The Ficken well is currently producing about 100 barrels of oil per day and no water.  The Slipke well encountered four feet of Lansing-Kansas City that electric logs indicate is productive.  The well is currently awaiting completion.  The second well, Brandt #1-22, encountered wet Lansing-Kansas City sands resulting in a dry hole.  CREDO owns a 30% working interest in the prospect.

Management Comment—“Our Northern Anadarko Basin, South Texas and Central Kansas drilling projects provide excellent diversification,” Huffman said.  “Each project has the potential to make a significant contribution to our growth.  The South Texas project, in particular, is high risk but very high potential.  We are looking forward to results from drilling the 12 wells that are scheduled for the next 90 days.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.